Exhibit 5.1

February 12, 2014

Actinium Pharmaceuticals, Inc.
501 Fifth Avenue, Third Floor
New York, New York 10017

Gentlemen:

We are acting as counsel for Actinium Pharmaceuticals, Inc. (the "Company"), a Delaware company, in connection with the registration statement on Form S-1, File No. 333-193714 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This Registration Statement relates to the resale by the selling stockholders identified in the prospectus of up to (i) 1,106,120 shares of the Company’s common stock, par value $0.001 per share, held by the selling stockholders, and (ii) 276,529 shares of the Company’s common stock issuable upon exercise of stock offering warrants  (the “Stock Offering Warrants”) held by the selling stockholders at an exercise price of $9.00 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock of the Company referred to above, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.  It is also our opinion that the Stock Offering Warrants are binding obligations of the Company under the laws of Delaware, the law governing all of such warrants.

We are licensed to practice in the State of New York. This opinion letter is limited to the applicable law of Delaware and applicable federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HISCOCK & BARCLAY LLP

By:	/s/ Hiscock & Barclay LLP
HISCOCK & BARCLAY LLP